Exhibit 10.6

Executive EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of this 7h day of November, 2022 (the “Effective Date”), by and between Precision BioSciences, Inc. (the “Company”), and James Jefferson Smith (“Executive”). The Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company wishes to employ Executive on the terms set forth in this Agreement, and Executive wishes to accept such employment on the same terms.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.
EMPLOYMENT. As of the Effective Date, the Company hereby employs Executive and Executive hereby accepts employment as Chief Research Officer of the Company upon the terms and conditions of this Agreement.
2.
NATURE OF EMPLOYMENT/DUTIES. Executive shall serve as Chief Research Officer of the Company and shall have such responsibilities and authority as the Company may designate from time to time consistent with Executive’s title and position.
2.1
Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.
2.2
Executive shall devote substantially all working time, best efforts, knowledge and experience to perform successfully Executive’s duties and advance the Company’s interests. During Executive’s employment, Executive may, with the Board’s consent (which shall not be unreasonably withheld), engage in other business activities for compensation (including board memberships), provided that, such activities do not present a conflict of interest nor violate the Restrictive Covenant Agreement (defined in Section 6), nor otherwise prohibit Executive from fulfilling Executive’s obligations hereunder.

3.
COMPENSATION.
3.1
Base Salary. Executive’s annual base salary for all services rendered shall be three hundred and eighty five thousand and 00/100 Dollars ($385,000) (less applicable taxes and withholdings) payable in accordance with the Company’s payroll practices as they may exist from time to time (“Base Salary”). Base Salary may be reviewed and adjusted by the Company, at its discretion, in accordance with the Company’s policies, procedures, and practices as they may exist from time to time, provided that the Base Salary shall not be decreased unless the decrease is an across-the-board decrease for all senior management employees of the Company.

3.2
Business Expenses. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by Executive in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures, and practices as they may exist from time to time. All such reimbursements shall be made no later than the end of the calendar year following the year in which the expense was incurred.
3.3
Bonus. Executive may participate in any Company bonus plan the Company may adopt for senior management subject to the terms, conditions, and any eligibility requirements that may exist in such plan or plans. Executive’s annual incentive compensation under such bonus plan (the “Annual Bonus”) shall be targeted at thirty five percent (35%) of Executive’s Base Salary (such target, as may be increased by the Board from time to time, the “Target Annual Bonus”). The Annual Bonus payable under the bonus plan shall be based on the achievement of performance goals to be determined by the Board. The payment of any Annual Bonus pursuant to the bonus plan shall be subject to Executive’s continued employment with the Company through the date of payment.
3.4
Equity. Executive shall be eligible to participate in any equity compensation plan or similar program adopted by the Company when approved by the Board and, if applicable, the Company’s shareholders, for executives at Executive’s level. The amount awarded, if any, to the Executive under any such plan shall be in the discretion of the Board or any committee administering such plan and shall be subject to the terms and conditions of any plan or program adopted or approved by the Board. Any such grants will be effective when made and shall be subject to terms and conditions to be imposed by the Board under the Company’s plans, programs or applicable award agreement
3.5
Benefits. Executive may participate in all medical, dental and disability insurance, 401(k), personal leave and other employee benefit plans and programs of the Company for which Executive is eligible, provided, however, that Executive’s participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. The Company shall pay annual dues and expenses for Executive’s membership and participation in such professional organizations as may be approved by the Board.
4.
TERM OF EMPLOYMENT AND TERMINATION. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of this Section 4). This "at-will" nature of Executive's employment shall remain unchanged during Executive's tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. The term of this Agreement and Executive’s employment hereunder shall commence on the Effective Date and continue until terminated as set forth in this Section 4. The date on which Executive’s employment terminates, as determined by the Company, regardless of the reason, shall be referred to herein as the “Separation Date.” Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.1
Without Cause, Upon Notice. Either the Company or Executive may terminate Executive’s employment and this Agreement without Cause at any time upon giving the other party thirty (30) days written notice.
4.2
For Cause. The Company may terminate Executive’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following:
4.2.1
Executive's material failure to perform Executive’s duties or to carryout the reasonable and lawful instructions of the Chief Executive Officer or the Board of Directors (other than any such failure resulting from incapacity due to physical or mental illness);
4.2.2
Executive's engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
4.2.3
Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;
4.2.4
Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
4.2.5
Executive’s failure to cooperate with the Company in any investigation or formal proceeding;
4.2.6
Executive's material breach of any material obligation under this Agreement, the Restrictive Covenant Agreement (as defined in Section 6), or any other written agreement between the Executive and the Company; or
4.2.7
any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time.

Provided, however, that prior to termination based on Sections 4.2.1, 4.2.6 or 4.2.7, Executive shall be given written notice of the facts allegedly constituting Cause and a ten (10) day opportunity to cure.

4.3
By Death or Disability. Executive’s employment and this Agreement shall terminate upon Executive’s Disability or death. For purposes of this Agreement, “Disability” shall mean Executive's inability, due to physical or mental incapacity, to perform the essential functions of Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the

Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The Company shall give Executive written notice of termination for Disability and the termination shall be effective as of the date specified in such notice.
4.4
For Good Reason. Executive may terminate Executive’s employment for “Good Reason,” which shall mean the occurrence of any of the following, in each case without the Executive's written consent:
4.4.1
a material reduction in Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives;
4.4.2
an involuntary relocation of the Executive's principal place of employment by more than thirty five (35) miles;
4.4.3
the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or
4.4.4
a material, adverse change in Executive’s title, authority, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), provided that this shall not apply following an acquisition of or merger by the Company if Executive is provided with similar title, responsibilities, duties and authority in a larger organization, but only with respect to the business of the Company and its subsidiaries.

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate Executive’s employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

5.
COMPENSATION AND BENEFITS UPON TERMINATION. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. Upon termination of Executive's employment pursuant to any of the circumstances listed in Section 4, Executive (or Executive's estate) shall be entitled to receive the sum of: (i) the portion of Executive's Base Salary earned through the Separation Date, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 3.2; and (iii) any amount accrued and arising from Executive's participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the "Accrued Obligations"). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive's rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive's employment hereunder. In the event that Executive's employment is terminated by the Company for any reason, Executive's sole and exclusive remedy shall be to receive the payments and benefits described in this Section 5.
5.1
By the Company for Cause or because of Executive’s Death or Disability, or by Executive Without Cause, Upon Notice. If Executive’s employment and this Agreement are terminated by the Company for Cause or because of Executive’s death or Disability, or by Executive pursuant to Section 4.1 (Without Cause, Upon Notice), then the Company’s obligation to compensate Executive ceases on the Separation Date except for the Accrued Obligations.
5.2
By the Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment and this Agreement pursuant to Section 4.1 (Without Cause, Upon Notice) or Executive terminates Executive’s employment and this Agreement pursuant to Section 4.4 (for Good Reason), subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenant Agreement then the Company shall pay Executive the Accrued Obligations and subject to Section 5.5 (Required Release), Executive shall be entitled to the following:
5.2.1
pay Executive an amount equal to nine (9) months of Executive’s then current monthly base salary (less applicable taxes and withholdings (the “Severance Period”), payable in substantially equal monthly installments on the same payroll schedule applicable to Executive immediately prior to Executive’s separation from service and commencing on the first such payroll date on or following the date on which the release of claims required by Section 5.5 becomes effective and non-revocable, but not later than ninety (90) days following termination from employment; provided however that if the 90th day following Executive’s termination from employment occurs in the year following the year in which Executive’s termination occurs, then the payments shall commence no earlier than January 1 of such subsequent year and provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service, and
5.2.2
If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), during the Severance Period, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by the Executive and the monthly premium amount paid by Executive immediately prior to the date that Executive’s employment terminated. Such reimbursement shall be paid to the Executive on or before the tenth (10th) day of the month immediately following the month in which the Executive timely remits the premium payment, with such reimbursements to commence when the payments under Section 5.2.1 commence. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelfth-month anniversary of the Separation Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2.2 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2.2 in a manner as is necessary to comply with the ACA. Executive shall provide the Company with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage.
5.3
Following a Change in Control, by the Company Without Cause or by Executive for Good Reason. If within three (3) month prior to or twelve (12) months following the occurrence of a Change in Control, as defined herein, either the Company terminates Executive’s employment and this Agreement pursuant to Section 4.1 (Without Cause, Upon Notice) or Executive terminates Executive’s employment and this Agreement pursuant to Section 4.4 (for Good Reason), then in lieu of any benefits under Section 5.2, and subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenant Agreement, the Company shall pay Executive the Accrued Obligations and, subject to Section 5.5 (Required Release), Executive shall be entitled to the following:
5.3.1
The Company shall pay Executive an amount equal to twelve (12) months of Executive’s then current monthly base salary (less applicable taxes and withholdings) (the “CIC Severance Period”) plus one (1) times Executive’s target bonus for the year during which the Separation Date occurs, payable in lump sum seventy-five (75) days following the Separation Date;
5.3.2
If Executive timely and properly elects health continuation coverage under COBRA, during the CIC Severance Period, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by the Executive and the monthly premium amount paid by Executive immediately prior to the date that Executive’s employment terminated. Such reimbursement shall be paid to the Executive on or before the tenth (10th) day of the month immediately following the month in which Executive timely remits the premium payment, with such reimbursements to commence in the month following the month the release under Section 5.4 becomes effective and non-revocable. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelfth-month anniversary of the Separation Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.3.2 would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.3.2 in a manner as is necessary to comply with the ACA. Executive shall provide the Company with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage; and
5.3.3
1All unvested time-based equity grants shall vest in full as of the Separation Date, provided that such equity shall remain subject to the other terms and conditions of the applicable Company incentive award plan(s) and individual award agreement(s).

5.4
Definition of Change in Control.
5.4.1
“Change in Control” means and includes each of the following:
(a)
A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that for purposes of this Agreement, “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain; or
(b)
During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors (the “Board”) together with any new director(s) of the Board (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
5.4.2
Notwithstanding the foregoing, if a Change in Control constitutes a payment event under this Agreement that provides for the deferral of compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
5.4.3
The Company shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
5.5
Required Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments and reimbursements under Sections 5.2.1, 5.2.2, 5.3.1 and 5.3.2 is conditioned upon Executive’s execution of a standard form of an enforceable release of claims and Executive’s compliance with the Restrictive Covenant Agreement. If Executive chooses not to execute such a release or fails to comply with the Restrictive Covenant Agreement, then the Company’s obligation to compensate Executive ceases on the Separation Date except as to amounts due at the time. The release of claims shall be provided to Executive within ten (10) days of Executive’s separation from service and Executive must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.
5.6
Benefits in Lieu of Other Severance. Executive is not entitled to receive any compensation or benefits upon Executive’s termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Executive participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company.
6.
Restrictive Covenants. As a condition of employment, Executive will be obligated under the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, executed simultaneously herewith (the “Restrictive Covenant Agreement”). Executive agrees to abide by the terms of the Restrictive Covenant Agreement, or any other subsequent agreement with the Company relating to proprietary information, inventions, intellectual property, non-competition or non-solicitation, the terms of which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement, or any subsequent similar agreement, will survive the termination of Executive's employment and/or the termination of this Agreement.
7.
Company Property. Upon the termination of Executive’s employment or upon Company’s earlier request, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in Executive’s possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in Executive’s possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up Executive’s work and transferring that work to other individuals designated by the Company.
8.
EMPLOYEE REPRESENTATION. Executive represents and warrants that Executive’s employment and obligations under this Agreement will not (i) breach any duty or obligation Executive owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.
9.
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
10.
ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.
11.
SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.

12.
Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive's rights or obligations may be assigned or transferred by Executive, other than Executive's rights to payments hereunder, which may be transferred only by will or operation of law.
13.
GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.
14.
COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.
15.
Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
15.1
If to the Company, to the Chief Executive Officer of the Company at the Company's headquarters,
15.2
If to Executive, to the last address that the Company has in its personnel records for Executive, or
15.3
At any other address as any Party shall have specified by notice in writing to the other Party.
16.
SECTION 409A OF THE INTERNAL REVENUE CODE. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.
16.1
Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.
16.2
Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
16.3
Delayed Distribution to Specified Employee. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Specified Employee of the Company on the date Executive’s employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Specified Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a specified employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive is identified as a Specified Employee on an Identification Date, then Executive shall be considered a Specified Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.
16.4
Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17.
Parachute Payments. Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the "Total Payments"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (in the order provided in Section 16.1) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
17.1
Order of Reduction. The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code ("Section 409A"), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
17.2
Determinations. All determinations regarding the application of this Section 17 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the "Independent Advisors"). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
17.3
Additional Reductions. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 17, the excess amount shall be returned promptly by Executive to the Company.

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[Signature Page for Employment Agreement]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

James jefferson smith

/s/ J. Jefferson Smith

Precision Biosciences, Inc.

By: /s/ Michael Amoroso

Title: Chief Executive Officer